Exhibit 99.1

DALLAS, TEXAS August 24, 2009—CornerWorld Corporation [OTCBB: CWRL] CEO Scott Beck issued a letter to shareholders today, providing an update on the company’s progress. The letter reads as follows

Dear CornerWorld shareholders:

The summer months are typically the low point in production for many companies. That has not been the case for CornerWorld Corporation (“CornerWorld” or the “Company”) and its subsidiaries, the Enversa Company (“Enversa”) and Woodland Holdings (“Woodland”) which includes Ranger Wireless (“Ranger”). June was an exciting month for the Company, with many projects in progress that could lead to strong fall prospects as well. Here are just a few of our activities:

First Post-Acquisition 10K Released:

On Thursday, August 13, 2009, CornerWorld filed its annual report on Form 10-K. This is the first 10-K filed since both Enversa Companies and Woodland Holdings were added to the CornerWorld portfolio. Revenues, reported for the fiscal year totaled $3.9 million. This figure only tells a fraction of what we believe is becoming a very compelling story. Note that, prior to the acquisitions of Enversa and Woodland, CornerWorld was a development stage corporation with no revenues. In this exciting year we have successfully raised the capital necessary to close not one but two significant acquisitions, immediately ratifying our business model and my vision for the future of the Company. Had we closed the two acquisitions as of the first of the year, as opposed to staggered throughout the year, pro-forma revenue would have exceeded $11.2 million! We are confident that new initiatives at both Enversa and Woodland will generate top-line revenues exceeding our prior year pro-forma revenue.

Further bolstering confidence in our prospects, consider the fact that both acquisitions immediately generated positive operating cash flows and accretive earnings for the Company. In addition, though we reported a GAAP net loss for the year, after removal of certain non-recurring M&A and legal fees along with non-cash depreciation & amortization and stock-based compensation expenses , CornerWorld’s pro-forma1 profit for the year ended April 30, 2009 would have totaled approximately $236,600. We also expect to be profitable for the fiscal year ended April 30, 2010 while generating positive operating cash flows.

Presenting the new CornerWorld Corporation to Investors:

The past several months have been very exciting, as our staff has worked diligently to bring the Enversa and Woodland brands into a single strategy of building an ecosystem of direct marketing, telecommunication and technology companies that is uniquely positioned to capitalize on industry evolutions as an advertiser, content creator and service provider. As this vision takes shape, we continue to work in sharing this with investors and all other interested parties. We have created documentation that details the activities of CornerWorld and its subsidiaries, which can be downloaded at http://cornerworld.com/investor-relations/. We hope that you will continue to spread the word about the activities you read about in this monthly publication with your contacts so that the message of CornerWorld can be spread to a larger community.

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1 For the purposes of this correspondence, we define "pro-forma net income" as net loss after removal of (i) non-recurring M&A and legal fees and (ii) non-recurring non-cash depreciation and amortization and stock-based compensation. Management believes pro-forma net income provides useful additional information concerning the Company's potential profitability. However, pro-forma net income is not a measure of financial performance under Generally Accepted Accounting Principles ("GAAP"). Accordingly, pro-forma net income should not be considered an alternative to net loss as an indicator of operating performance. Please see the table at the end of this document for reconciliation of GAAP net loss to “pro-forma net income” as we have defined it for the purposes of this circulation.

RANGER Sees Higher Call Volumes in July:

July was a banner month for 611 Roaming Service from RANGER Wireless Solutions, with higher than usual call volumes. In particular, July 6th was an impressive day, with 53,898 calls coming in to 611. The highest volumes of traffic occurred from noon to 2:00 pm ET, with 7,872 calls received at an average of 4.15 minutes per call. From a call volume perspective, July 6 stands as the top day of 2009 and the second best day since the beginning of 2008 (April 5, 2008 recorded 61,811). Compared to the prior year, July 6, 2009 registered over 4,100 more calls. It also clearly surpasses the daily averages for July 2009 (44,939) and the daily average for all of 2009 (41,566). The month of July also experienced a streak of eight business days in which call volume exceed 50,000. From July 2 to July 13, 611 Roaming Service handled an average of 51,538 calls per day including the peak day of July 6th.

For July, RANGER processed a total of 1,393,107 calls; bringing the 2009 total to 8,812,167. During the month, RANGER saw an average of 4.71 minutes per call. The busiest hour period was from 1:00 to 2:00 pm ET, with Fridays being the busiest day this month. From a geographic call volume perspective, RANGER saw the most roaming activity in California, Georgia, New York, Pennsylvania and Texas.

Enversa Celebrates 5th Anniversary:

This summer, Enversa celebrates its five-year anniversary as an organization. Since 2004, Enversa has grown strong by maintaining it focus on building lasting connections between brands and the consumers they benefit. Under the leadership of President Marc Pickren, Enversa has provided hundreds of thousands of new customers for financial services providers, educational institutions, pharmaceutical brands and electronics manufacturers. Congratulations to Enversa and its entire staff on this meaningful milestone.

Enversa Secures New Contracts:

Enversa signed an exclusive reseller agreement with a 2,000+ publisher network for educational lead generation; preliminary forecasts indicate the agreement will generate over $1 million in new revenue for Enversa . This will provide Enversa’s Lead Generation business, The Leadstream, the ability to deliver up to 2,500 fully transparent monthly leads for over 20 for-profit educational institution clients and will take advantage of over 4,000,000 monthly unique visitors. In 2009, The Leadstream has delivered over 698,038 leads for top tier clients to industries such as travel, education, pharmaceutical and finance.

Enversa completed its fifth month in the mobile campaign for The United States Air Force. The campaign was managed by GSD&M’s Idea City. The campaign has delivered over 1,000 pieces of content to various phone models such as iPhones, Blackberrys and SideKicks. In addition, Enversa’s Encontent Division, a search optimized content delivery platform, also inked a deal, adding United Healthcare to add to its growing line of clients. Encontent has dispersed over 4,000 articles as of August 2009.

Enversa also completed a review of its business relationships that yielded the development of over 75 case studies across education, pharmaceutical, financial and consumer products. These case studies will be published on the Enversa website in the coming months and include brands such as Galderma Laboratories, Education Management Corporation (Argosy and The Art Institutes), Rutuxan and Silk Soymilk, Flip Digital (Cisco Systems), Multiple Sclerosis Society and Montreal Tourism.

This past month, Enversa as announced the hiring of a new Director of Sales, which will be responsible for satisfying client needs through growth of their inside and outside sales force. Three senior hires were added in August as a direct result of this new hire.

Once again, thank you for your continued support of CornerWorld. We look forward to sharing more exciting news with you next month.

Sincerely,

Scott N. Beck

Chairman of the Board and Chief Executive Officer

The table below provides a reconciliation between GAAP net loss andpro-forma net income, as defined,.

	April 30, 2009	Per share data

Net Loss	$(2,563,488)	$(0.05)

Non-recurring charges:
Legal	738,351	0.01
Merger & acquisitions related charges	890,000	0.02
Total non-recurring charges	1,628,351	0.03

Non-cash charges:
Stock-based compensation	379,916	0.01
Depreciation and amortization	791,821	0.01
Total non-recurring charges	1,171,737	0.02

Pro-Forma Net Income	$236,600	$0.00
Weighted average common shares outstanding:
Basic and diluted	52,745,577	52,778,125